Exhibit 10.4

Execution Version

PROMISSORY NOTE TRANSFER AGREEMENT

THIS PROMISSORY NOTE TRANSFER AGREEMENT (this “Agreement”), is made and entered into this 31st day of March, 2017 by and among Adam McDonald, located at 2345 East Coast Highway, Suite #8, Corona Del Mar. CA (“Seller”), the parties listed on Schedule A hereto, (the “Buyers”) and The Ding King Training Institute, Inc., a California corporation (“DKTI”). Buyers, Seller and DKTI are hereinafter sometimes collectively referred to individually as a “party” or collectively as the “parties.”

WHEREAS, on January 1, 2014, DKTI issued three promissory notes (enclosed as Exhibit A, collectively, the “Note”) to the Seller in the principal amount of $15,000, $68,000 and $50,000, respectively; each of which carries a 5% annual interest rate and is unsecured and would mature on March 31, 2015 and in the event that the principal on each note will not paid when due, the note shall carry a 18% annual interest rate on the unpaid balance of such note;

WHEREAS, on January 24, 2015, DKTI and the Seller mutually agreed to extend the maturity date of the Note to March 31, 2017; and

WHEREAS, the Seller is transferring the Note including the total outstanding principal and interest due on the Note to Buyers.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Transfer and Closing.

On the terms and subject to the conditions set forth in this Agreement, Seller will transfer the Note to the Buyers in consideration for an aggregate of $25,000 to be paid in accordance with Schedule A (the “Purchase Price”).

a.	On or before the Closing Date (defined below), Buyers shall pay the Purchase Price to Seller.

b.	On or before the Closing Date, Seller shall deliver the original copy of Note and the acknowledgement form, substantially in the form attached hereto as Exhibit B, signed by DKTI, to the Buyers or representative designated by the Buyers.

c.	The Closing shall be held at New York office of Hunter Taubman Fischer &Li LLC located at 1450 Broadway Floor 26, New York, New York, 10018 on March 31, 2017 (the “Closing Date”).

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2.	Buyer Representations and Warranties. Each Buyer hereby represents and warrants to Seller as follows:

a.	Each Buyer has the full power and authority to enter into this Agreement and to carry out its obligations hereunder.

b.	This Agreement has been duly executed and delivered by each Buyer and creates a legal, valid and binding obligation of this Buyer, enforceable against this Buyer in accordance with its terms.

c.	Each Buyer agrees to hold harmless Seller from any losses this Buyer or its affiliates may sustain from any transfer or disposition of the Note.

d.	The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with or violate any law, regulation, court order, judgment or decree applicable to Buyer or any agreement to which each Buyer is a party, or, in the case of any such law, regulation, court order, judgment, decree or agreement, by which the property of this Buyer is bound or affected.

e.	The representations made in this Agreement by each Buyer are deemed to be remade as of the Closing.

f.	Each Buyer understands that Seller is relying upon the truth and accuracy of, and Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein and Buyer acknowledges that it is not relying on any representation or warranty by Seller except as expressly set forth in section 3.

3.	Seller Representations and Warranties. Seller hereby represents and warrants to Buyer as follows:

a.	Seller has the full power and authority to enter into this Agreement and to carry out its obligations hereunder.

b.	This Agreement has been duly executed and delivered by Seller and is the legal, valid and binding obligation of DKTI, enforceable against Seller in accordance with its terms.

c.	The representations made in this Agreement by Seller are deemed to be remade as of the Closing.

d.	Seller understands that Buyer is relying upon the truth and accuracy of, and DKTI’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein and Seller acknowledges that it is not relying on any representation or warranty by Buyer except as expressly set forth in section 2.

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4.	Joint Representations and Further Covenants. Each of Buyer and Seller agree as follows:

a.	Seller shall hold Buyer harmless for any commission and/or fees agreed to be paid by Seller to any broker, finder or other person or entity acting or purporting to act in a similar capacity and Buyer shall hold Seller harmless for any commission and/or fees agreed to be paid by Buyer to any broker, finder or other person or entity acting or purporting to act in a similar capacity.

b.	To furnish to the other such additional information regarding themselves as the other shall reasonably request prior to closing and which may be obtained without any unreasonable hardship or expense in connection with the consummation of the transactions contemplated in this Agreement.

c.	To do all things reasonably necessary or convenient before or after the closing, and without further consideration, to consummate the transactions contemplated herein.

5.	Indemnification by the Buyers. Each of the Buyers, severally and not jointly, agrees to indemnify, defend and hold harmless Seller against and in respect of any loss, damage, deficiency, cost or expense (including without limitation reasonable attorneys’ fees) resulting from any breach by such Buyer of any of the representations, warranties, covenants or agreements of such Buyer contained in this Agreement.

6.	Indemnification by the Seller. Seller agrees to indemnify, defend and hold harmless the Buyers against and in respect of any loss, damage, deficiency, cost or expense (including without limitation reasonable attorneys’ fees) resulting from any breach by Seller of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement.

7.	Jurisdiction and Venue; Choice of Law; Waiver of Jury Trial; Attorneys Fees. The sole and exclusive jurisdiction and venue for any action or proceeding arising from or relating to this Agreement shall be the federal and state courts located in the City and County of New York, State of New York, and all parties hereto consent to the jurisdiction of such courts. This Agreement shall be deemed to have been executed and delivered within the State of New York, and any disputes arising from or relating to this Agreement shall be governed by the laws of the State of New York. All parties hereto agree that they irrevocably waive their right to a trial by jury in any action or proceeding arising from or relating to this Agreement. If any action or proceeding is brought by any arising from or relating to this Agreement or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court if such party substantially prevails on all the issues in dispute. All questions as to the interpretation and effect of this Agreement shall be determined under the laws of the State of New York.

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8.	Survival. The representations and warranties contained herein shall survive the Closing Date for a period of one (1) year.

9.	Notice. Any notices required or permitted to be given under the terms of this Agreement shall be delivered personally or by courier (including a recognized overnight delivery service) or by email and shall be effective upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or, one (1) day after confirmation of receipt, if delivered by email, in each case addressed to a Party.

10.	DKTI’s Acknowledgement. DKTI acknowledges and confirms the transfer contemplated in this Agreement and consents to sign the acknowledgement form at the Closing on the terms and subject to conditions set forth hereto.

11.	Counterparts. This Agreement may be executed by facsimile or scanned document via email in two or more counterparts, each of which shall be deemed an original and together shall constitute one and the same Agreement.

12.	Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signature page follows]

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IN WITNESS WHEREOF, this Agreement is executed the day and year first above written.

SIGNATORY FOR SELLERS

/s/ Adam McDonald

Adam McDonald

SIGNATORY FOR BUYERS

SCI Inc.

/s/ William H. Burton

BY: William H. Burton

TITLE: President

/s/ Elsa Sung

Elsa Sung

/s/ Dahuai Zhang

Dahuai Zhang

SIGNATORY FOR DKTI (FOR THE PURPOSE OF SECTION 10)

The Ding King Training Institute, Inc.

/s/ Todd Sudeck

BY: Todd Sudeck

TITLE: CEO

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Schedule A

Name of Buyer	Address of Buyer	Purchase Price	Principal Amount of the Note
SCI Inc.	1067 East Highway 24, Woodland Park CO 80863	$4,700	$25,000
Elsa Sung	401 SW 4th Ave. Apt 208, Fort Lauderdale, FL 33315	$4,700	$25,000
Dahuai Zhang	104, 1 Block, Yuhuju, Dongjunhaoyuan, Nancheng District, Dongguan City, Guangdong Province, P.R.China	$15,600	$83,000

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Exhibit A

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Exhibit B

Acknowledgement Form

Date: March 31, 2017

To the Buyers listed in the Agreement hereto,

The Ding King Training Institute, Inc., a California corporation (the “Maker”) hereby acknowledges and confirms that, on the terms and subject to the conditions set forth in the promissory note transfer agreement (the “Agreement”) dated March 31, 2017 among the Maker, Adam McDonald (the “Seller”) and you listed in the Schedule A of the Agreement, you collectively are the holders of the following promissory notes (together, the “Note”), among which, each holds the outstanding principal and interests of the notes pro rata based on the purchase price listed in the Schedule A of the Agreement:

1.	Promissory note dated January 1, 2014 in the principal amount of $50,000 issued by the Maker to the Seller;
2.	Promissory note dated January 1, 2014 in the principal amount of $15,000 issued by the Maker to the Seller;
3.	Promissory note dated January 1, 2014 in the principal amount of $68,000 issued by the Maker to the Seller;

The Note will mature on March 31, 2017 according to the extension agreement between the Maker and the Seller dated January 24, 2015.

Except as set forth herein above, the terms of the Note shall remain the same and in full force.

The Ding King Training Institute, Inc.

/s/ Todd Sudeck

By: Todd Sudeck

Title: CEO

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